EXHIBIT 99.2

Edesa Biotech Announces Pricing of $25.0 Million Public Offering

TORONTO, Aug. 19, 2026 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq: EDSA) (the “Company” or “Edesa”), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today announced the pricing of an underwritten public offering consisting of (i) 3,870,500 common shares and accompanying common share warrants to purchase an aggregate of 3,870,500 common shares and (ii) in lieu of common shares to investors who so choose, pre-funded warrants to purchase up to 675,000 common shares and accompanying common share warrants to purchase an aggregate of 675,000 common shares, at an exercise price of $0.0001 per pre-funded warrant. Each common share and pre-funded warrant is being sold in combination with an accompanying common share warrant to purchase one common share. The common share warrants will have an exercise price of $7.50 per share, will be immediately exercisable from the date of issuance and will expire on the earlier of (x) the 18-month anniversary of the original issuance date and (y) 30 days following the Company’s public announcement of Phase 2 vitiligo topline data for EB06. The combined public offering price of each common share and accompanying common share warrant is $5.50. The combined public offering price of each pre-funded warrant and accompanying common share warrant is $5.4999, which represents the combined public offering price for the common shares and accompanying common share warrants less the $0.0001 per share exercise price for each pre-funded warrant. The gross proceeds are expected to be approximately $25.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In addition, Edesa has granted the underwriters a 30-day option to purchase up to an additional 681,825 common shares and accompanying common share warrants to purchase up to 681,825 common shares at the public offering price, less underwriting discounts and commissions.

All common shares, pre-funded warrants and accompanying common share warrants are being offered by Edesa. The offering is expected to close on or about August 21, 2026, subject to the satisfaction of customary closing conditions.

Guggenheim Securities is acting as the sole book-running manager for the offering.

Edesa intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and research and development and manufacturing expenses.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-288966), including a base prospectus, that was declared effective by the Securities and Exchange Commission (“SEC”) on September 9, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and a final prospectus supplement with the final terms of the offering will be filed with the SEC and will be available for free on the SEC’s website, located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The Company’s most advanced Respiratory drug candidate is paridiprubart, which is being developed as a potential treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset, and is currently being evaluated in a U.S. government-funded platform study. Edesa is also pursuing additional uses for paridiprubart.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “will,” “would,” “could,” “should,” “might,” “potential,” or “continue” and variations or similar expressions, including statements regarding the Company’s expectations regarding the satisfaction of customary closing conditions related to the offering, the expected closing of the offering and the anticipated use of proceeds therefrom. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: market and other conditions, those relating to the anticipated use of proceeds, the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa’s operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa’s product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa’s ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the Company’s ability to control or predict. For a discussion of further risks and uncertainties related to Edesa’s business, please refer to Edesa’s reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:

Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com